Antone F. Moreira

Vice President, Treasurer

And Chief Financial Officer

(201) 902-9600

SYMS CORP REPORTS RESULTS FOR FOURTH QUARTER AND FISCAL YEAR

Secaucus, New Jersey, April 20, 2006 - Syms Corp (NYSE:SYM), a leading off-price retailer, announced results today for their fourth quarter and fiscal year ended February 25, 2006.

The Company’s net income for the thirteen weeks ended February 25, 2006 was $0.16 per share ($2.4 million) as compared to a net income of $0.26 per share ($3.9 million) for the thirteen weeks ended February 26, 2005. The Company had a net income for the fifty two weeks ended February 25, 2006 of $0.23 per share ($3.4 million) as compared to a net income of $0.14 per share ($2.2 million) for the fifty-two weeks ended February 26, 2005.

Net sales for the thirteen weeks ended February 25, 2006 decreased 1.6% to $76.8 million compared to $78.0 million for the thirteen weeks ended February 26, 2005. Net sales for the fifty-two weeks ended February 25, 2006 decreased 1.1% to $280.4 million as compared to $283.6 million for the fifty-two week period last year. Same store sales increased 1.1% for the fifty-two week period ended February 25, 2006, as compared to the fifty-two weeks ended February 26, 2005, and declined 1.4% for the fourth quarter, as compared to the same period last year.

Syms Corp currently operates a chain of thirty seven “off-price” apparel stores located throughout the Northeastern and Middle Atlantic regions and in the Midwest, Southeast and Southwest. Each Syms store offers a broad range of first quality, in-season merchandise bearing nationally recognized designer and brand-name labels.

Certain information in this press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) and information relating to the Company that are based on the beliefs of the management of the Company, as well as assumptions made by and information currently available to the management of the Company. When used in this press release, the words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan” and similar expressions as they relate to the Company, identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events, the outcome of which is subject to certain risks, including, among others, general economic and market conditions, decreased consumer demand for the Company’s product, possible disruptions in the Company’s computer or telephone systems, possible work stoppages, or increase in labor costs, effects of competition, possible disruptions or delays in the opening of new stores or inability to obtain suitable sites for new stores, higher than anticipated store closings or relocation costs, higher interest rates, unanticipated increases in merchandise or occupancy costs and other factors which may be outside the Company’s control.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph.

(Financial Tables to Follow)

SYMS CORP

UNAUDITED STATEMENT OF OPERATIONS

(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Thirteen Weeks Ended 2/25/2006	Thirteen Weeks Ended 2/26/2005	Fifty-Two Weeks Ended 2/25/2006	Fifty-Two Weeks Ended 2/26/2005

Net Sales	$76,806	$78,012	$280,389	$283,567

Gross Margin	30,411	30,383	113,076	111,882

Operating Expenses	26,211	25,965	107,859	109,513

Other (Income) Expense	(8)	(9)	(58)	495

Net Income After Taxes	$2,404	$3,887	$3,436	$2,177

Net Income Per Share - Basic	$0.16	$0.26	$0.23	$0.14

Weighted Average
Shares Outstanding	14,934	15,133	14,969	15,139

SYMS CORP

UNAUDITED BALANCE SHEETS

(IN THOUSANDS)

		February 25, 2006	February 26, 2005
ASSETS:

Current Assets
	Cash	$30,007	$31,669
	Receivables	3,158	2,653
	Inventory	57,469	66,124
	Other Current Assets	18,263	19,267

	Total Current Assets	108,897	119,713

Property & Equipment - Net		106,702	110,614

Other Assets - Net		23,520	23,164

Total Assets		$239,119	$253,491

Liabilities & Shareholders’ Equity:

	Accounts Payable	15,496	15,497
	Accrued Expenses	7,784	8,081
	Other Current Liabilities	3,785	3,707

	Total Current Liabilities	27,065	27,285

Other Long Term Debt		1,520	1,610

Shareholders’ Equity		210,534	224,596

Total Liabilities & Shareholders’ Equity		$239,119	$253,491